CUSIP No. 269079109                             Page 7 of 7 Pages

                                                   Exhibit A


             AGREEMENT PURSUANT TO RULE 13D-1(F)(1)


          The undersigned persons agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the common stock of ES&L Bancorp, Inc. at December 31, 1996 and agree that this filing is filed on behalf of each of them.


     February 17, 1998    Valicenti Advisory Services, Inc.


                          By:/s/ Vincent R. Valicenti
                             -------------------------------
                             Vincent R. Valicenti, President


     February 17, 1998       /s/ Vincent R. Valicenti
                             -------------------------------
                             Vincent R. Valicenti